Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 30, 2013, with respect to the consolidated financial statements of Norcraft Holdings, L.P. contained in the Prospectus (File No. 333-191607), filed on November 7, 2013, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
November 8, 2013